CytoSorbents 2011 End of Year Shareholder Letter

Monmouth Junction, NJ – (January 11, 2012) – CytoSorbents Corporation (OTCBB:CTSO), a critical care focused company using blood purification to treat life-threatening illnesses, issued the following letter to shareholders.

Dear Shareholders and Friends,

2011 was an outstanding year for CytoSorbents, marked by the achievement of numerous major milestones that have led to the first ever product revenue for the Company.  Although modest, initial sales from our controlled market release in select German territories reflect the enthusiasm amongst a number of early adopters to purchase full courses of treatment.  We are pleased with the progress we have made in the initial marketing and awareness program for CytoSorb™, and continue to prepare for a broader launch in Germany this year.

Looking back on 2011, we have accomplished a number of key milestones:

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We completed our European Sepsis trial that successfully met its primary endpoint, demonstrating both safety and statistically significant reduction in key cytokines by 30-50% in extremely ill septic patients with multiple organ failure

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CytoSorb™ achieved European Union (E.U.) regulatory CE Mark approval as a first-in-class extracorporeal cytokine filter to be used in any situation where cytokines are elevated, making it available for sale throughout the E.U.

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We announced promising clinical data from our trial, which included statistically significant mortality benefits in patients treated with CytoSorb™ in two subgroups at high risk of death - those with very high cytokine levels and patients above the age of 65.  We plan to build upon these findings in larger prospective trials

•	Commercial manufacturing of CytoSorb™ under ISO 13485 certification, from polymer to finished product, was successfully staffed and ramped and is ongoing at our New Jersey facility
•	CytoSorb™ reimbursement was established in Germany, addressing a major barrier to sales for most new products
•	In September, we began a controlled market release of CytoSorb™ in select territories in Germany and appointed an Interim Head of Sales and Marketing
•	We established early awareness of our technology at key medical conferences such as the German Sepsis Society Conference and the International Society of Intensive Care Medicine.
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We were awarded our first Phase I Small Business Innovation Research (“SBIR”) grant from the United States Army to develop our technology to help treat trauma patients with rhabdomyolysis. Rhabdomyolysis is the breakdown of muscle fibers that leads to the release of myoglobin into the bloodstream, which can be damaging to kidneys.

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The US Defense Advanced Research Projects Agency (“DARPA”) recently notified us that it has selected our technology proposal for funding as part of its “Dialysis-Like Therapeutics” program to develop a blood purification device to treat sepsis, pending successful contract negotiations.

•	Looking beyond CytoSorb™, we expanded our R&D program with the goal of developing novel products that leverage our powerful blood purification technology
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One result of this effort was the official release of our new HemoDefend technology platform, which was introduced for out-licensing opportunities at the American Association of Blood Banks (AABB) conference. HemoDefend has the potential to remove contaminants from the blood supply that can cause transfusion reactions in the more than 30 million blood products administered annually in the US alone.  We have been pleased with the reception of the technology amongst prospective partners.

•	We continue to invest heavily in our intellectual property, with the filing of a number of new patent applications and the issuance of our 28th and 29th US patent
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To help finance our forward momentum, we closed upon an $8.5 million equity financing facility with Lincoln Park Capital.  Details of this financing agreement can be found in the Form 8-K the Company filed with the SEC on December 9, 2011.

Update on European Activity and CytoSorb™
As discussed in our Q3 2011 earnings report released in November 2011, we have been pleased by the initial interest in CytoSorb™ expressed by critical care intensivists, nephrologists, infectious disease specialists, and other physicians in Germany and elsewhere in Europe.  This interest has led to early orders and modest revenue for 2011 in Germany.  In addition to achieving first product revenues for the Company, a major goal of our controlled market release continues to be to increase awareness of the product in the marketplace and to educate clinicians about its benefits.  We are on track for a broader market release in Germany in 2012.

The environment for a CytoSorb™ product launch continues to be compelling. The overproduction of cytokines or “cytokine storm” is widely acknowledged to play a causal role in the development of organ failure, immune suppression, and secondary infections, the leading causes of death in the ICU from life-threatening illnesses such as infection and sepsis, burn injury, trauma, acute respiratory distress syndrome, pancreatitis and others.  Physicians continue to affirm that there are no effective “active” therapies available to treat these deadly conditions and that they continue to rely on supportive care therapies such as mechanical ventilation, vasopressors, and dialysis to help keep patients alive until the patient recovers on their own, if at all.  Without therapies to actively prevent or treat organ failure, patients in the ICU have a high risk of death with unpredictable, highly variable, and costly hospital courses. The voluntary worldwide withdrawal of Xigris by Eli Lilly in late October, previously the only approved therapy in the US and Europe to treat sepsis, has highlighted the lack of therapies available on the market.

Given this background, we believe that CytoSorb™ is in the right place at the right time, representing a potentially fundamental and revolutionary advance in the treatment of life-threatening illnesses.  We have seen CytoSorb™ work in a number of different scenarios.  For example, an extremely-ill middle aged man with documented H1N1 influenza infection developed septic shock requiring vasopressors, severe lung injury necessitating mechanical ventilation, and renal failure requiring hemodialysis.  His IL-6 level was more than 8,000 pg/mL. This occurred despite treatment with Tamiflu, the standard of care anti-viral treatment for influenza. While undergoing a full 7-day treatment course with CytoSorb™ and additional Tamiflu therapy, his blood pressure stabilized and vasopressor therapy was discontinued.  Within days of completing CytoSorb™ therapy, he was weaned from mechanical ventilation, left the ICU, and eventually made a full recovery. A second example was a patient with severe acute pancreatitis.  The pancreas is an important digestive organ.  It produces bicarbonate to neutralize stomach acid and numerous digestive enzymes that help break down fats, sugars, and proteins.  When the duct that carries these enzymes and digestive juices to the small intestine becomes blocked, these agents can begin to auto-digest the pancreas and surrounding tissues, leading to massive abdominal inflammation and severe pain, while causing a systemic inflammatory response and frequently organ failure.  Despite having a high expected mortality rate, the extent of treatment is typically limited to pain control and hydration.  This seriously ill patient was in hemodynamic shock with severe lung injury on mechanical ventilation, and had a high predicted mortality of approximately 40%.  His IL-6 level was greater than 900 pg/mL.  The patient, whose physicians initially commented that they thought might not survive, recovered following treatment with CytoSorb, and was discharged from the ICU in about 2 weeks.  A third example was during the food-borne enterohemorrhagic E. coli (EHEC) outbreak in Germany earlier in 2011 that infected thousands and killed 45 people.  CytoSorb™ was used to treat a very ill woman infected with EHEC in a near coma with severe bloody diarrhea, and hemolytic uremic syndrome with renal failure. When treated multiple times with CytoSorb™ after plasmapheresis, she survived and eventually made a full recovery.  These 3 individual cases are anecdotal, and should be considered in that context, but provide an early example of the variety of critical-care illnesses that CytoSorb may potentially have a positive effect on.

Seasonal influenza alone represents a significant and high-profile opportunity. The CDC (Centers for Disease Control and Prevention) estimates that seasonal influenza hospitalizes more than 200,000 Americans and accounts for 36,000 deaths annually.  The deaths are typically not due to the virus directly, but from viral sepsis and cytokine storm-driven inflammation that then leads to multiple organ failure, immune suppression, and potentially fatal bacterial pneumonia and sepsis.  It is only a matter of time until we have another influenza pandemic such as the one we experienced in 2009 with H1N1.  In 2009, more than 50 million Americans were infected with the H1N1 virus before the vaccine became widely available months after the pandemic started. Unlike seasonal influenza, this strain appeared to cause the most serious infections in young adults, and caused rapid death in many cases, thought to be mediated by cytokine storm.  An outbreak of H5N1 avian influenza, or bird flu, is one of the most feared scenarios, as it is resistant to current anti-viral therapies and is highly fatal in case reports in Asia, killing one in every two people infected.  H5N1 influenza triggers a vigorous cytokine response.  Now that it is flu season, we seek to build upon our positive clinical experience.  Improvement in survival or outcome would not only be a major contribution to medicine, but would drive greater awareness of CytoSorb™ as well.

HemoDefend
HemoDefend is a new patent-pending blood purification technology platform in development that was announced at the AABB meeting (American Association of Blood Banks) in October 2011.  HemoDefend is based upon our highly biocompatible, porous polymer bead technology that can remove unwanted antibodies, cytokines, toxins, drugs, bioactive lipids, free hemoglobin, and other substances from transfused blood products.  These contaminants originate from either the blood donor, or accumulate during blood storage and can cause transfusion reactions in the recipient.  With more than 30 million transfusions of blood products in the US each year alone, and an incidence of transfusion reactions of 3-4%, there are at least hundreds of thousands of such reactions annually, ranging from fever, itching, and mild shortness of breath, to more serious complications such as transfusion related acute lung injury (TRALI) and anaphylaxis, a life-threatening type of allergic reaction.  The goal of HemoDefend is to reduce transfusion reactions, preserve the freshness of new blood, and potentially increase its shelf-life.  The ability to improve the safety of blood and reduce transfusion reactions is self-explanatory.  So is the desire to increase the shelf-life of blood in an era of increased blood use and frequent blood shortages.  But what is the value of preserving the freshness of new blood?  According to the Red Cross, a unit of packed red blood cells (pRBC) – which accounts for half of all blood transfusions in the U.S. – can last in the refrigerator for up to 42 days.  However, there is an interesting but serious ongoing debate about whether “old blood” is “bad blood”.  A number of retrospective studies have demonstrated an increased risk of adverse outcome and death with the use of old blood, particularly when multiple transfusions are needed.  Many physicians, including some in the military, also share this view.  However, eliminating “old blood” from the blood supply has potentially dramatic consequences that would significantly exacerbate the blood shortage problem.   Because of this, the National Heart Lung and Blood Institute (NHLBI) of the National Institutes of Health, is sponsoring an ongoing prospectively-defined trial called the RECESS trial, where cardiac surgery patients are being administered either “new” or “aged” blood to determine the outcome.  Another trial called the ABLE trial in Canada is asking a similar question.  Should these studies demonstrate that there is, in fact, a higher risk with older blood, it could disrupt the entire blood industry.  If HemoDefend is successfully approved and demonstrated to be effective and safe, this could be a major development for the Company as HemoDefend specifically targets this problem and could be made standard of care.

The reception of the HemoDefend technology at the AABB conference was excellent.  We had steady booth traffic during the conference and received a lot of positive feedback on our unique approach from transfusion medicine specialists, possible research collaborators, and potential strategic partners.  People compared HemoDefend to “washing blood without the time, expense and trouble of washing blood”.  The “Beads in a Bag” configuration, where the HemoDefend beads are placed directly in the blood storage bag and allowed to contact blood directly for extended periods of time, drew much praise, as no one thought this approach could be possible, and that it enabled blood purification during the storage period in an easy to use manner without the need for any other handling or equipment.  Many people were impressed that, in contrast to filter technologies, we could easily add further functionality to the HemoDefend platform by simply adding new beads optimized to remove something new to the bead mixture. Several commented that our technology was one of the few truly innovative technologies that they have seen in a long time.  For potential partners, the idea of converting a commodity, low margin blood storage bag into a higher margin blood treatment system seemed to resonate with them.  However, they also liked the flexibility to be able to use the beads in an in-line filter system as well, which is an additional configuration option of our HemoDefend beads.  Given that our goal is to out-license this technology, we are pleased with the ongoing discussions and continued interest we have been receiving.

United States Army SBIR Phase I Grant

Gaining experience in new applications for CytoSorb will be a theme for 2012.  To that end, we were pleased to have been awarded a Phase I SBIR grant from the US Army Medical Research and Materiel Command to develop and evaluate CytoSorb™ and our next generation polymers in the treatment of trauma and rhabdomyolysis.  This Phase I grant is valued at $100,000 and payable over 6 months with a potential extension option of $50,000.  It is intended to help us plan and optimize our technological approach for a planned Phase II SBIR submission later this year to evaluate our technology in animal models of trauma, valued at up to $1 million.  Provided we are successful in this project, it could lead to additional military funding opportunities for our Company.  We believe there is good synergy because, with Cytosorb™ and HemoDefend, we attempt to address many of the key reasons why our warfighters die, are disabled, or have adverse outcomes, including penetrating wound injury and sepsis, polytrauma, blood loss and consequences of “old” and numerous blood transfusions, and burn and smoke inhalation injury.

This work is supported by the US Army Medical Research and Materiel Command under Contract No W81XWH-12-C-0038.

DARPA
DARPA, also known as the Defense Advanced Research Project Agency, is the Department of Defense’s premiere funding agency for advanced research across multiple disciplines. Its goal is to “maintain the technological superiority of the U.S. military and prevent technological surprise from harming our national security by sponsoring revolutionary, high payoff research bridging the gap between fundamental discoveries and their military use.” For example, DARPA has funded the development of a wide range of projects from the “Star Wars” anti-ballistic missile technology, the Predator unmanned aerial vehicle, and air bag accelerometers, to more medical focused technologies such as robotic and telepresence surgery, countermeasures for radiation exposure, and life support for trauma and transport. The projects that DARPA supports are highly ambitious and push the envelope in terms of new technology development. In fact “DARPA-hard” is considered synonymous with cutting edge technology that is extremely difficult to do. Last year, DARPA issued a Broad Agency Announcement looking for companies and institutions that could collaborate and develop a novel, self-contained, portable blood purification technology platform to treat infection and sepsis in our wounded warfighters in all branches of our military, potentially those of our allies, and eventually the civilian population. Infection and sepsis is a major source of morbidity and mortality amongst military casualties. This envisioned device would be able to quantitate the level of toxins, cytokines, bacteria, viruses, activated cells, and other markers of sepsis in real time, and then use a variety of separation technologies to remove these agents from blood, guided by treatment algorithms that were optimized and correlated with improved survival and outcome. Following initial technology development, the goal is to tightly integrate the various detection, fluid handling, separation, and algorithm creation technologies into a prototype device that could then be tested on animals and later on humans in FDA-sanctioned trials.

As we believed our cytokine and inflammatory mediator separation technology was ideally suited for this project, we applied to the program and our technology proposal was selected for funding by DARPA. We are now entering a period of contract negotiations with DARPA on the scope of work and budget that may take several months to complete. Although there is no guarantee that these negotiations will conclude successfully, we are pleased to have had our unique blood purification technology evaluated, recognized, and chosen by DARPA.

Goals for 2012-2013
We are very excited at the numerous opportunities for CytoSorbents in 2012 and hope to build upon our successes from last year.  We have spent much of 2011 getting prepared and putting the pieces in place to have a successful launch of CytoSorb™ in Germany.  Our goals for 2012-2013 include:

•	Drive market awareness for CytoSorb™ and encourage adoption and sales of CytoSorb™ in Germany in sepsis and other critical care applications
•	Continue to assemble a cost-effective sales team to sell directly in Germany
•	Generate more clinical data by conducting new clinical trials
•	Publish the results of our European Sepsis Trial
•	Advance discussions with the FDA on a U.S. trial
•	Expand into select countries in the European Union via a strategic partner or a network of independent distributors
•	Successfully conclude contract negotiations with DARPA and complete the milestones for the first year
•	Successfully complete our milestones for our Phase I SBIR US Army grant and submit for a Phase 2 award
•	Continue to invest in research and development while monetizing our rich technology pipeline through out-licensing
•	Ensure appropriate financing for the company through an increase in revenue, traditional equity, and also through non-dilutive funding in the form of grants, license income and others
•	Expand awareness of CytoSorbents amongst retail and institutional investors and increase shareholder value and liquidity
•	Uplist to a national stock exchange

I wish to thank all of our employees for an outstanding job in 2011 and extend my best wishes to our employees, shareholders and friends for a healthy, successful and prosperous New Year!

Best,

Phillip

Phillip Chan, MD, PhD
Chief Executive Officer

CytoSorbents Corporation

About CytoSorbents, CytoSorb™, and HemoDefend

CytoSorbents Corporation is a critical care-focused therapeutic device company using blood purification to treat life-threatening illnesses. Its purification technology is based on biocompatible, highly porous polymer beads that can actively remove toxic substances from blood and other bodily fluids by pore capture and adsorption. In March 2011, CytoSorb™, the Company’s flagship product, achieved European regulatory approval as an extracorporeal cytokine filter, and can now be sold throughout the European Union (E.U.) under the CE Mark to be used in clinical situations where cytokines are elevated. The goal of CytoSorbTM is to modulate the immune system by removing excessive cytokines, often called “cytokine storm”, in critically-ill patients that can lead to deadly inflammation, multiple organ failure, immune dysfunction, and often death in common illnesses such as sepsis, trauma, burn injury, acute respiratory distress syndrome, and pancreatitis. CytoSorb™ has demonstrated statistically significant reductions in mortality in septic patients at high risk of death and is now available for sale in Germany for the treatment of critical care illnesses under a controlled market release, with a planned broad product launch in Germany anticipated for the first half of 2012 and availability in other E.U. countries, assuming adequate and timely funding, and continued positive results from our clinical studies.  HemoDefend is a development-stage blood purification technology platform for the blood transfusion industry intended to reduce transfusion reactions and safeguard the quality and safety of blood products. The HemoDefend technology utilizes the Company’s polymer bead technology to remove many substances, such as antibodies, free hemoglobin and inflammatory mediators, that can cause potentially serious and sometimes fatal transfusion reactions.  CytoSorb™ and HemoDefend are just two of a number of different resins the Company has designed for various medical applications, including improved dialysis, the potential treatment of inflammatory and autoimmune disorders, rhabdomyolysis in trauma, removal of chemotherapy drugs during treatment of cancer with high dose regional chemotherapy, drug detoxification, and others. Additional information is available for download on the Company's website: www.cytosorbents.com

Forward-Looking Statements

This press release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Forward-looking statements in this press release are not promises or guarantees and are subject to risks and uncertainties that could cause our actual results to differ materially from those anticipated. These statements are based on management's current expectations and assumptions and are naturally subject to uncertainty and changes in circumstances. We caution you not to place undue reliance upon any such forward-looking statements. Actual results may differ materially from those expressed or implied by the statements herein. CytoSorbents Corporation and CytoSorbents, Inc believe that its primary risk factors include, but are not limited to: obtaining government approvals including required FDA and additional CE Mark approvals; ability to successfully develop commercial operations; dependence on key personnel; acceptance of the Company's medical devices in the marketplace; the outcome of pending and potential litigation; compliance with governmental regulations; reliance on research and testing facilities of various universities and institutions; the ability to obtain adequate and timely financing in the future when needed; product liability risks; limited manufacturing experience; limited marketing, sales and distribution experience; market acceptance of the Company's products; competition; unexpected changes in technologies and technological advances; and other factors detailed in the Company's Form 10-K filed with the SEC on March 31, 2011, which is available at http://www.sec.gov.

SOURCE: CytoSorbents Corporation

Contact:

CytoSorbents Corporation
David Lamadrid
Chief Financial Officer
(732) 329-8885 ext. 816
DavidL@cytosorbents.com